Exhibit 3.2.10

AMENDMENT TO THE AMENDED AND RESTATED BYLAWS

OF NCO ACI HOLDINGS, INC.

ADOPTED BY THE BOARD OF DIRECTORS AND SOLE SHAREHOLDER

ON FEBRUARY 29, 2008

Section 202. Offices. and Section 301. Place of Meetings. shall be amended in their entirety to read as follows:

“Section 202. Offices. The principal office of the Corporation shall be located at such place, within and without the State of Georgia, as the Board of Directors may from time to time determine or as the business of the Corporation may require.

Section 301. Place of Meetings. All meetings of the shareholders shall be held at such place or places, within or without the State of Georgia, as shall be determined by the Board of Directors from time to time.”

AMENDED AND RESTATED

BYLAWS

OF

NCO ACI HOLDINGS, INC.

(a Georgia corporation)

These Amended and Restated Bylaws are adopted by this Corporation and are supplemental to the Georgia Business Corporation Code as the same shall from time to time be in effect.

ARTICLE I. NAME AND SEAL.

Section 101. Name. The name of the Corporation is NCO ACI Holdings, Inc.

Section 102. State of Incorporation. The Corporation has been incorporated under the laws of the State of Georgia.

Section 103. Seal. The corporate seal of the Corporation shall have inscribed thereon the name of the Corporation, the year of its organization, the words “Corporate Seal”, and the name of the State of Incorporation. The seal may be used by any person authorized by the Board of Directors of the Corporation or by these Bylaws by causing the seal or a facsimile thereof to be impressed or affixed, or in any manner reproduced.

ARTICLE II. REGISTERED AND PRINCIPAL OFFICES.

Section 201. Registered Office. The registered office of the Corporation in the State of Georgia, shall be located at such place, within the State of Georgia, as the Board of Directors may from time to time determine or as the business of the Corporation may require.

Section 202. Offices. The principal office and any other offices of the Corporation shall be located at such places, within the State of Georgia, as the Board of Directors may from time to time determine or as the business of the Corporation may require.

ARTICLE III. MEETINGS OF SHAREHOLDERS.

Section 301. Place of Meetings. All meetings of the shareholders shall be held at such place or places, within the State of Georgia, as shall be determined by the Board of Directors from time to time.

Section 302. Annual Meetings. The annual meeting of the shareholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held at such place and at such time as the Board of Directors shall fix. Any business which is a proper subject for shareholder action may be transacted at the annual meeting, irrespective of whether the notice of said meeting contains any reference thereto, except as otherwise provided by applicable statute or regulation.

Section 303. Special Meetings. Special meetings of the shareholders may be called at any time by the Board of Directors, the President, or by the shareholders entitled to cast at least one-fifth of the vote which all shareholders are entitled to cast at the particular meeting.

Section 304. Conduct of Shareholders’ Meetings. Subject to Section 803 hereof, the President shall preside at all shareholders’ meetings, or, in his or her absence, any vice-president. The officer presiding over the shareholders’ meeting may establish such rules and regulations for the conduct of the meeting as he or she may deem to be reasonably necessary or desirable for the orderly and expeditious conduct of the meeting. The revocation of a proxy shall not be effective until written notice thereof has been given to the Secretary of the Corporation.

ARTICLE IV. DIRECTORS AND BOARD MEETINGS.

Section 401. Management by Board of Directors. The business and affairs of the Corporation shall be managed by its Board of Directors. The Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the shareholders.

Section 402. Nomination for Directors. Written nominations for directors to be elected at an annual meeting of shareholders, other than nominations submitted by the incumbent Board of Directors, must be submitted to the Secretary of the Corporation not later than the close of business on the fifth business day immediately preceding the date of the meeting. All late nominations shall be rejected.

Section 403. Number of Directors. The Board of Directors shall consist of one or more directors. The number of directors to be elected, subject to the foregoing limits, shall be determined by resolution of the Board of Directors. The directors shall be elected by the shareholders at the annual meeting of shareholders to serve until the next annual meeting of shareholders. Each director shall serve until his or her successor shall have been elected and shall qualify, even though his or her term of office as herein provided has otherwise expired, except in the event of his or her earlier resignation or removal.

Section 404. Resignations. Any director may resign at any time. Such resignation shall be in writing, but the acceptance thereof shall not be necessary to make it effective.

Section 405. Compensation of Directors. No director shall be entitled to any salary as such; but the Board of Directors may fix, from time to time, a reasonable fee to be paid each director for his or her services in attending meetings of the Board.

Section 406. Regular Meetings. Regular meetings of the Board of Directors shall be held on such day and at such hour as the Board shall from time to time designate. The Board of Directors shall meet for reorganization at the first regular meeting following the annual meeting of shareholders at which the directors are elected. Notice of regular meetings of the Board of Directors need not be given.

Section 407. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board or the President and shall be called whenever one or more members of the Board so request in writing. Notice of the time and place of every special meeting, which need not specify the business to be transacted thereat and which may be either verbal or in writing, shall be given by the Secretary to each member of the Board at least one calendar day before the date of such meeting.

Section 408. Reports and Records. The reports of officers and committees shall be filed with the Secretary of the Board. The Board of Directors shall keep complete records of its proceedings in a minute book kept for that purpose. When a director shall request it, the vote of each director upon a particular question shall be recorded in the minutes.

Section 409. Executive Committee. The Board of Directors may, without limiting its right to establish other committees, establish an Executive Committee of the Board which shall consist of any one or more directors. The Executive Committee shall have and exercise the authority of the Board of Directors in the management and affairs of the Corporation, except as otherwise provided in the resolution establishing the Executive Committee and except as otherwise prohibited by the Georgia Business Corporation Code.

Section 410. Absence or Disqualification of Committee Members. In the absence or disqualification of any member of any committee or committees established by the Board of Directors, the member or members thereof present at any meeting of such committee or committees, and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member.

Section 411. Chairman of the Board. The directors may choose a Chairman of the Board who shall preside at the meetings of the Board and perform such other duties as may be prescribed by the Board of Directors.

ARTICLE V. OFFICERS

Section 501. Officers. The officers of the Corporation shall be a President, one or more Vice Presidents, a Secretary, a Treasurer, and such other officers or assistant officers as the Board of Directors may from time to time deem advisable. Except for the President, Secretary and Treasurer, the Board may refrain from filling any of the said offices at any time and from time to time. Officers shall be elected by the Board of Directors at the time and in the manner as the Board of Directors from time to time shall determine. Each officer shall hold office for a term extending until the first regular meeting of the Board of Directors following the annual meeting of shareholders and until his or her successor shall have been elected and shall qualify, except in the event of his or her earlier resignation or removal.

Section 502. President. The President shall be the Chief Executive Officer and shall have general supervision of all of the departments and business of the Corporation; he or she shall prescribe the duties of the other officers and employees and see to the proper performance thereof. The President shall be responsible for having all orders and resolutions of the Board of Directors carried into effect. As authorized by the Board of Directors, he or she shall execute on behalf of the Corporation and may affix or cause to be affixed a seal to all instruments requiring such execution, except to the extent that signing and execution thereof shall have been expressly delegated to some other officer or agent of the Corporation. The President shall perform such other duties as may be prescribed by the Board of Directors.

Section 503. Vice Presidents. The Vice Presidents shall perform such duties and do such acts as may be prescribed by the Board of Directors or the President. Subject to the provisions of this Section, the Vice Presidents in order of their seniority shall perform the duties and have the powers of the President in the event of his or her absence or disability.

Section 504. Treasurer. The Treasurer shall be the Chief Financial Officer and shall act under the direction of the President. Subject to the direction of the President, he or she shall have custody of the Corporation funds and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the President, taking appropriate vouchers for such disbursements, and shall on request render to the President and the Board of Directors, at its meetings, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation.

Section 505. Secretary. The Secretary shall act under the direction of the President. Unless a designation to the contrary is made at a meeting, the Secretary shall attend all meetings of the Board of Directors and all meetings of the shareholders and record all of the proceedings of such meetings in a book to be kept for that purpose, and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the shareholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the President or the Board of Directors. The Secretary shall keep in safe custody the seal of the Corporation, and, when authorized by the President or the Board of Directors, cause it to be affixed to any instruments requiring it.

Section 506. Assistant Officers. Any assistant officers elected by the Board of Directors shall have such duties as may be prescribed by the Board of Directors, the President, or the officer to whom they are an assistant. Assistant officers shall perform the duties and have the power of the officer to whom they are an assistant in the event of such officer’s absence or disability.

Section 507. Compensation. Unless otherwise provided by the Board of Directors, the salaries and compensation of all officers, except the President and any Executive Vice President elected by the Board, shall be fixed by the Executive Committee of the Board and, in the absence of an Executive Committee, by the President.

Section 508. General Powers. The officers are authorized to do and perform such corporate acts as are necessary in the carrying on of the business of the Corporation, subject always to the directions of the Board of Directors.

ARTICLE VI. INDEMNIFICATION.

Section 601. Mandatory Indemnification of Directors and Officers. The Corporation shall, to the fullest extent permitted by applicable law, indemnify its directors and officers who were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not such action, suit or proceeding arises or arose by or in the right of the Corporation or other entity) by reason of the fact that such director or officer is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, general partner, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), against expenses (including, but not limited to, attorneys’ fees and costs), judgments, fines (including excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such director or officer in connection with such action, suit or proceeding, except as otherwise provided in Section 603 hereof. Persons who were directors or officers of the Corporation prior to the date these Bylaws are approved by shareholders of the Corporation, but who do not hold office on or after such date, shall not be covered by this Section 601. A director or officer of the Corporation entitled to indemnification under this Section 601 is hereafter called a “person covered by Section 601 hereof”.

Section 602. Expenses. Expenses incurred by a person covered by Section 601 hereof in defending a threatened, pending or completed civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation, except as otherwise provided in Section 603.

Section 603. Exceptions. No indemnification under Section 601 hereof or advancement or reimbursement of expenses under Section 602 hereof shall be provided to a person covered by Section 601 hereof (a) with respect to expenses or the payment of profits arising from the purchase or sale of securities of the Corporation in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended; (b) if a final unappealable judgment or award establishes that such director or officer engaged in self-dealing, willful misconduct or recklessness; (c) for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, and amounts paid in settlement) which have been paid directly to, or for the benefit of, such person by an insurance carrier under a policy of officers’ and directors’ liability insurance whose premiums are paid for by the Corporation or by an individual or entity other than such director or officer; and (d) for amounts paid in settlement of any threatened, pending or completed action, suit or proceeding without the written consent of the Corporation, which written consent shall not be unreasonably withheld. The Board of Directors of the Corporation is hereby authorized, at any time by resolution, to add to the above list of exceptions from the right of indemnification under Section 601 or advancement or reimbursement of expenses under Section 602, but any such additional exception shall not apply with respect to any event, act or omission which has occurred prior to the date that the Board of Directors in fact adopts such resolution. Any such additional exception may, at any time after its adoption, be amended, supplemented, waived or terminated by further resolution of the Board of Directors of the Corporation.

Section 604. Continuation of Rights. The indemnification and advancement or reimbursement of expenses provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to be a director or officer of the Corporation, and shall inure to the benefit of the heirs, executors and administrators of such persons.

Section 605. General Provisions.

(a) The term “to the fullest extent permitted by applicable law”, as used in this Article, shall mean the maximum extent permitted by public policy, common law or statute. Any person covered by Section 601 hereof may, to the fullest extent permitted by applicable law, elect to have the right to indemnification or to advancement or reimbursement of expenses, interpreted, at such person’s option, (i) on the basis of the applicable law on the date this Article was approved by shareholders, or (ii) on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the action, suit or proceeding, or (iii) on the basis of the applicable law in effect at the time indemnification is sought.

(b) The right of a person covered by Section 601 hereof to be indemnified or to receive an advancement or reimbursement of expenses pursuant to Section 602 hereof (i) may also be enforced as a contract right pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the Corporation and such person, (ii) to the fullest extent permitted by applicable law, is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, and (iii) shall continue to exist after the rescission or restrictive modification (as determined by such person) of this Article with respect to events, acts or omissions occurring before such rescission or restrictive modification is adopted.

(c) If a request for indemnification or for the advancement or reimbursement of expenses pursuant hereto is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation together with all supporting information reasonably requested by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim (plus interest at the prime rate announced from time to time by the Corporation’s primary banker) and, if successful in whole or in part, the claimant shall be entitled also to be paid the expenses (including, but not limited to, attorney’s fees and costs) of prosecuting such claim. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or the advancement or reimbursement of expenses to the claimant is proper in the circumstances, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses, shall be a defense to the action or create a presumption that the claimant is not so entitled.

(d) The indemnification and advancement or reimbursement of expenses provided by, or granted pursuant to, this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement or reimbursement of expenses may be entitled under the Certificate of Incorporation, any bylaw, agreement, vote of shareholders or directors or otherwise, both as to action in such director’s or officer’s official capacity and as to action in another capacity while holding that office.

(e) Nothing contained in this Article shall be construed to limit the rights and powers the Corporation possesses under the Georgia Business Corporation Code or otherwise, including, but not limited to, the powers to purchase and maintain insurance, create funds to secure or insure its indemnification obligations, and any other rights or powers the Corporation may otherwise have under applicable law.

(f) The provisions of this Article may, at any time (and whether before or after there is any basis for a claim for indemnification or for the advancement or reimbursement of expenses pursuant hereto), be amended, supplemented, waived, or terminated, in whole or in part, with respect to any person covered by Section 601 hereof by a written agreement signed by the Corporation and such person.

(g) The Corporation shall have the right to appoint the attorney for a person covered by Section 601 hereof, provided such appointment is not unreasonable under the circumstances.

Section 606. Optional Indemnification. The Corporation may, to the fullest extent permitted by applicable law, indemnify, and advance or reimburse expenses for, persons in all situations other than that covered by this Article.

ARTICLE VII. SHARES OF CAPITAL STOCK.

Section 701. Authority to Sign Share Certificates. Every share certificate shall be signed by the President or one of the Vice Presidents, if any, and by the Secretary or one of the Assistant Secretaries or by such other officers as may be authorized by the Board of Directors.

Section 702. Lost or Destroyed Certificates. Any person claiming a share certificate to be lost, destroyed or wrongfully taken shall receive a replacement certificate if said shareholder shall have: (a) requested such replacement certificate before the Corporation has notice that the shares have been acquired by a bona fide purchaser; (b) provided the Corporation with an indemnity agreement satisfactory in form and substance to the Board of Directors, or President or the Secretary; and (c) satisfied any other reasonable requirements (including, without limitation, providing a surety bond) fixed by the Board of Directors, or the President or the Secretary.

ARTICLE VIII. GENERAL.

Section 801. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

Section 802. Signing Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers, or other person or persons, as the Board of Directors may from time to time designate.

Section 803. Designation of Presiding and Recording Officers. The directors or shareholders, at any meeting of the directors or shareholders, as the case may be, shall have the right to designate any person, whether or not an officer, director or shareholder, to preside over or record the proceedings of such meeting.

Section 804. Record Date. The Board of Directors may fix any time whatsoever prior to the date of any meeting of shareholders, or the date fixed for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or will go into effect, or for any other purpose, as a record date for the determination of the shareholders entitled to notice of, or to vote at any such meeting, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect to any such change, conversion or exchange of shares, except that in the case of a meeting of shareholders (other than an adjourned meeting) such record date may not be more than 90 days prior to the date of the meeting of shareholders.

Section 805. Text of Proposed Resolution in Written Notice. Whenever the language of a proposed resolution is included in a written notice to shareholders, the shareholders’ meeting considering the resolution may adopt it with such clarifying or other amendments as do not enlarge its original purpose, without further notice to shareholders not present in person or by proxy.

Section 806. Absentee Participation in Meetings. One or more directors or shareholders may participate in a meeting of the Board of Directors, or of a committee of the Board, or a meeting of the shareholders, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section shall constitute presence in person at the meeting.

Section 807. Emergency Bylaws. In the event of any emergency resulting from an attack on the United States, a nuclear disaster or another catastrophe as a result of which a quorum of the Board cannot readily be assembled, and until the termination of such emergency, the following bylaw provisions shall be in effect, notwithstanding any other provisions of these Bylaws:

(a) A special meeting of the Board of Directors may be called by any officer or director upon one hour’s notice; and

(b) The director or directors in attendance at the meeting shall constitute a quorum.

Section 808. Severability. If any provision of these Bylaws is illegal or unenforceable as such, such illegality or unenforceability shall not affect any other provision of these Bylaws and such other provisions shall continue in full force and effect.

Section 809. Successor Statutes. Any reference herein to the “Georgia Business Corporation Code” or to any section thereof shall be deemed to be a reference to such Law, or successor statute, and the appropriate corresponding section thereof as the same may be amended or adopted from time to time hereafter.

ARTICLE IX. AMENDMENT OR REPEAL.

Section 901. Amendment or Repeal by Shareholders. These Bylaws may be amended or repealed, in whole or in part, by a vote of two-thirds of all shares of common stock of the Corporation issued and outstanding at any annual or special meeting of the shareholders duly convened after notice to the shareholders of that purpose.

Section 902. Amendment or Repeal by the Board of Directors. These Bylaws may be amended or repealed, in whole or in part, by the affirmative vote of a majority of the Board of Directors at any regular or special meeting of the Board duly convened.

Section 903. Recording Amendments and Repeals. The text of all amendments and repeals to these Bylaws shall be attached to the Bylaws with a notation of the date of each such amendment or repeal and a notation of whether such amendment or repeal was adopted by the shareholders or the Board of Directors.

ARTICLE X. ADOPTION OF BYLAWS AND RECORD OF AMENDMENTS AND REPEALS.

Section 1001. Adoption and Effective Date. These Amended and Restated Bylaws have been adopted as the Amended and Restated Bylaws of the Corporation this 26th day of April, 2007, and shall be effective as of said date.

Section 1002. Amendments or Repeals.

Sections Involved	Date Amended or Repealed	Adopted By
Section 202. Offices. and Section 301. Place of Meetings.	February 29, 2008	Joint Action by Unanimous Written Consent of the Board of Directors and Sole Shareholder